FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Increases Public Offering Price to $10.50 Per Share

Distributions to Increase to Maintain 7.35% Yield

PHILADELPHIA, November 1, 2010 – On October 29, 2010, the Board of Directors (the “Board”) of FS Investment Corporation (“FSIC”) determined to increase FSIC’s public offering price from $10.40 to $10.50 per share and to increase the amount of the semi-monthly distributions payable to stockholders from $0.03185 per share to $0.032156 per share in order to maintain its annual distribution yield at 7.35% (based on the $10.50 public offering price).

The increase in the public offering price – which is consistent with the public guidance issued by FSIC on October 18, 2010 – will be effective as of FSIC’s November 1, 2010 semi-monthly closing and will apply to subscriptions received from October 16, 2010 through October 29, 2010.  The increase in the semi-monthly distributions to $0.032156 per share is expected to commence with the semi-monthly distributions to be declared in November 2010 for stockholders of record as of November 14, 2010 and November 29, 2010, which are expected to be paid on November 30, 2010.

“Our portfolio has experienced significant gains over the course of the past few months resulting in a steady increase in the net asset value (“NAV”) of FSIC’s shares,” commented Michael C. Forman, FSIC’s Chairman and Chief Executive Officer.  “Given our portfolio’s solid track record to date, together with our view that market conditions will likely lead to continued gains in our portfolio, we believe that the increase in our public offering price to $10.50 per share, while maintaining our annual distribution yield at 7.35%, is a necessary and prudent step that is consistent with our goals of providing current income and capital appreciation to our investors.”

The purpose of the increase in the public offering price is to ensure that FSIC’s NAV per share does not exceed its net offering price, as required by the Investment Company Act of 1940.  The Board determined that FSIC’s recent strong portfolio performance and current and projected market conditions warranted taking this action.

If FSIC’s strong portfolio performance continues, FSIC’s NAV per share may again exceed FSIC’s increased net offering price.  In such case, the Board may further increase the per share offering price of its common stock for its future semi-monthly closings, including for its semi-monthly closing scheduled for November 16, 2010.  The Board expects that, if adjusted further, the per share offering price will be between $10.50 and $10.75 per share.  The Board has not yet determined that a further adjustment to the newly-established offering price of $10.50 per share will be necessary.  FSIC will announce any further increase in its current offering price and will update this guidance should its anticipated public offering price move outside of this range.

About FS Investment Corporation
FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with over $28 billion in assets under management together with its affiliates as of June 30, 2010, is the global credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners
Franklin Square is a national distributor and sponsor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Certain Information About Distributions
The payment of future distributions on FSIC’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements
This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.